UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 1, 2018

__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-6903	75-0225040
(State or other jurisdiction of incorporation	(Commission File No.)	(I.R.S. Employer Identification No.)

2525 N. Stemmons Freeway, Dallas, Texas		75207-2401
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:	214-631-4420
Not Applicable
Former name or former address, if changed since last report
______________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.
As previously disclosed, on April 23, 2018, Trinity Industries, Inc. (the “Company”) issued a Notice of Redemption with respect to its 3⅞% Convertible Subordinated Notes due 2036 (the “Notes”) to redeem the Notes on June 1, 2018 at a redemption price in cash equal to 100% of their principal amount plus accrued but unpaid interest (including any contingent interest), if any, to but excluding June 1, 2018 (the "Redemption Date"). In connection therewith, the Company also announced that holders of the Notes would have the right to convert their Notes into the Company’s common stock, $0.01 par value (“Common Stock”), subject to certain terms, conditions and adjustments specified in the Notes and the indenture pursuant to which the Notes were issued, no later than 5:00 p.m., New York City time, on May 30, 2018 (the “Conversion Deadline”), at a current conversion rate equivalent to 41.4390 per each $1,000 principal amount of the Notes. Immediately prior to the Redemption Date, the amount of aggregate principal amount of Notes outstanding was approximately $449.3 million.
Prior to the Conversion Deadline, holders of approximately $448.5 million aggregate principal amount of the Notes submitted notices for conversion of their Notes. As a result, on June 1, 2018, the Company redeemed the remaining approximately $0.8 million aggregate principal amount of the Notes for an aggregate cash amount of approximately $0.8 million, including the accrued and unpaid interest to, but excluding, June 1, 2018.
Pursuant to the terms of the indenture governing the Notes, the settlement of the Notes submitted for conversion will occur on various dates between May 30, 2018 and July 3, 2018. Upon settlement of the conversion, the Company will deliver to converting holders in respect of each $1,000 principal amount of Notes being converted an amount (whether such amount is in cash, common stock or a combination thereof) equal to the sum of the daily settlement amount for each of the 20 consecutive trading days during the cash settlement averaging period. Although the Company has the option to make the conversion payment in cash and shares of the Company’s common stock (or cash in lieu of some or all of the shares of common stock), the Company intends to make the entire conversion payment with respect to all Notes converted solely in cash.
The Company intends to terminate the indenture following the last settlement of the Notes submitted for conversion.
This information is not “filed” pursuant to the Securities Exchange Act of 1934 and is not incorporated by reference into any Securities Act of 1933 registration statements. Additionally, the submission of the report on Form 8-K is not an admission of the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinity Industries, Inc.

June 1, 2018	By:	/s/ James E. Perry
Name: James E. Perry
Title: Senior Vice President and Chief Financial Officer